EXHIBIT 10.11


GVC FINANCIAL SERVICES, LLC
================================================================================
                                                               CORPORATE FINANCE



March 23, 2004


Mr. Douglas Cole
Chief Executive Officer
Trinity Learning Corporation
1831 Second Street
Berkeley, CA 94710


Subject: FINANCING FACILITIES FOR TRINITY LEARNING CORPORATION


Dear Mr. Cole,


     Thank you for selecting GVC Financial Services, LLC to represent Trinity Learning Corporation in connection with your financing activity to raise an equity investment, a sub-debt credit facility and/or a senior credit facility.

     Pursuant to our telephone conversation of this date, please be advised that we will package your financial information and business plans/pro-formas for presentations to various financial sources and investors.

     Our verbal agreement and this written agreement grants permission to us from you to negotiate an equity investment, a sub-debt credit facility and/or senior credit facility with targeted financial sources and investors. We will obtain approval from you to forward information to financial sources and investors prior to any disclosure to them. The approval may either be verbal or in written format. Financial sources and investors will be required to execute a confidentiality agreement prior to sending any information to them.

     Financial sources and investors will review your financial information for the purpose of providing you with an equity investment, a sub-debt credit facility and/or senior credit facility. The target amount of the financing is $25 million. The first round of financing to be completed as quickly as possible will be for $5 million. The purpose of the financing activity is to provide additional working capital for acquisitions to continue the market penetration, growth and expansion of Trinity Learning Corporation.

     GVC Financial Services, LLC will undertake discussions with potential financial sources and investors, sort out the sources and investors who express interest and provide them with any additional information they request. GVC will then host the potential sources and investors to your office in Berkeley, California. We will negotiate Letters of Intent, participate in the due diligence process and aid in the negotiation of the Letter of Commitment and/or definitive agreement from the selected sources and


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investors. GVC will also participate in the legal process to help produce a successful closing, and can recommend law firms to you if you so desire. We are a corporate finance company and as such we will act as a facilitator, negotiator and consultant, but you will make all of the decisions as the CEO. It is understood that GVC has no authority to enter into any legally binding obligations on your behalf, and that the equity investment, sub-debt credit facility and/or a senior credit facility, letter of intent and other documents negotiated on your behalf will be subject to your acceptance, approval and execution.

     GVC Financial Services, LLC win charge a facilitating fee upon the successful conclusion of finding, negotiating and closing an equity investment, a sub-debt credit facility and/or a senior credit facility that economically suits Trinity Learning Corporation. Our fee will be eight percent (8.0%) of the gross amount of the equity investment, six percent (6.0%) of the gross amount of the sub-debt credit facility and three percent (3.0%) of the gross amount of the senior credit facility. These are straightforward success fees. The closing fees are recognized as appropriate compensation for all of the services that GVC has rendered, therefore you agree not to renegotiate the terms, conditions and amount of our fees.

     The fees are due and payable by bank wire transfer to our bank as part of the closing. This agreement is sufficient authorization from you to any financing sources to pay our fees directly at closing and that the fees are irrevocable and a mandatory condition precedent to the funding of any financing to you under this agreement.

     In the event that you close a follow-on financing within a 24-month period after the closing and funding date of a transaction utilizing the financing provided by a GVC source as contemplated herein with the initial source or another financing source introduced to you by GVC, you agree to pay GVC's success fee in the manner described above for any such financing obtained during the 24-month follow on period. If you do not close and fund a transaction with a source introduced to you by GVC within 24 months after the date of this agreement ("Initial Term") or you and GVC mutually agree to terminate this agreement prior to the expiration of the Initial Term and thereafter you close and fund with a source introduced to you by GVC, you agree to pay GVC's success fee in the manner described above for any such financing obtained during the 24 months following the earlier of expiration date of the Initial Term or the date of mutual termination of this agreement.

     We will require a non-refundable retainer for our professional services of $35,000.00, earned upon receipt. The retainer will not be deducted from any of the success fees described above. The required retainer is separate and distinct from any of the success fees. The retainer will be billed on a separate invoice attached. Any additional expenses such as travel will also be your obligation, but no expenses will be created without prior permission granted by you. These additional expenses are due and payable upon your receipt of our invoices and will not be deducted from the success fees.

     Our representation will not commence until we receive this signed engagement letter and the payment of the retainer fee from you.

     GVC will make no independent representation as to the accuracy or completeness of the financial information that you have provided to us and which we in


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     turn will furnish to prospective financial sources. We will advise these financial sources that all of the financial information provided to them has been prepared by the management of your company, without any representations or warranties (express or implied) from GVC. You also agree to promptly inform GVC of all events that may have a major effect on our agreement.

     You acknowledge that we have made no guarantees as to the disposition of any phase of this matter or matters for which we have been retained, as all expressions relative to same are only our opinion.

     You agree to cooperate fully with us and to provide promptly all information known or available to you relative to our representation. You also agree to pay for our services and expenses in accordance with the terms as set forth above. Any outstanding balances that have been invoiced to you and remain unpaid for more than thirty (30) days will accrue interest at the rate of eighteen percent (18%) per year. In addition, if we must enforce payment of any fees due to GVC, you agree to pay reasonable attorney's fees and cost of collection.

     This agreement is the entire agreement between GVC and Trinity Learning Corporation and supersedes previous written and verbal agreements on this subject. No modification or amendment to this agreement shall be effective unless it is in writing and signed by the parties noted below. If, in the event that GVC or its agents become involved in any capacity in any lawsuit, claim or other proceeding, caused by Trinity Learning Corporation, Trinity Learning Corporation agrees to indemnify GVC and its agents for any and all legal or other expenses reasonably incurred by GVC or its agents in connection with investigating, preparing to defend or defending such lawsuit, claim or other proceeding. This agreement is not assignable to another party.

     We look forward to working with you on this project. If these terms are satisfactory, please sign on the signature page provided and return one copy with the retainer payment to GVC by overnight courier.

     Thank you for engaging GVC Financial Services, LLC.



Very truly yours,                         Accepted by:
GVC Financial Services, LLC               Trinity Learning Corporation



Melvin I. Gilbert                         ___________________________________
President                                 Douglas Cole
Chief Executive Officer                   Chief Executive Officer



                                          Date: _____________________________


Enclosures